Exhibit 2.2
UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH _____, 2009.

No. 2008 — ●	Principal Amount: $●
INNEXUS BIOTECHNOLOGY INC.
10% CONVERTIBLE UNSECURED DEBENTURE
Due: November ___, 2010
FOR VALUE RECEIVED, INNEXUS BIOTECHNOLOGY INC. (the “Corporation”) acknowledges itself indebted and hereby promises to pay to, or to the order of ● (the “Holder”) on the Maturity Date (as hereinafter defined) or on such earlier date as the principal monies payable hereunder may become payable in accordance with the conditions attached hereto, the principal sum of ● ($●) (or the principal sum otherwise outstanding from time to time under this Debenture) in lawful money of Canada; and to pay to the Holder interest on any monies owing by the Corporation to the Holder hereunder, all as specifically calculated and provided herein.
This Debenture is a direct unsecured obligation of the Corporation.
The principal sum outstanding under this Debenture is convertible, upon and subject to the conditions attached hereto, into Common Shares (as hereinafter defined) at the Conversion Price (as hereinafter defined): (i) at the option of the Holder, in its sole discretion, at any time on or before the Maturity Date; or (ii) at the option of the Corporation, in its sole discretion, provided a Trigger Day (as hereinafter defined) has occurred. The conditions attached hereto contain provisions for the adjustment of the number of such Common Shares issuable upon the conversion of this Debenture in certain events as therein stated.
This Debenture is issued subject to and with the benefit of the conditions attached hereto which form part of this Debenture.
IN WITNESS HEREOF the Corporation has duly executed and delivered this Debenture as of the _____th day of November, 2008.

INNEXUS BIOTECHNOLOGY INC.

Per:
Name:
Title:

CONDITIONS TO 10% CONVERTIBLE UNSECURED DEBENTURE
DUE NOVEMBER ___, 2010 ISSUED BY INNEXUS BIOTECHNOLOGY INC.
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Debenture, unless there is something in the subject matter or context inconsistent therewith:
(a)	“Business Day” means any day other than Saturday, Sunday or any statutory holiday in the City of Vancouver;

(b)	“Capital Reorganization” has the meaning attributed to such term in subsection 3.6(1);

(c)
“Certificate of the Corporation” means a certificate signed in the name of the Corporation by the Chairman and Chief Executive Officer of the Corporation, and may consist of one or more instruments so executed;

(d)	“Common Shares” means the common shares in the capital of the Corporation as such shares exist at the close of business on the date of execution of this Debenture;

(e)	“Corporation” means InNexus Biotechnology Inc. and includes any Successor Corporation to or of the Corporation which shall have complied with the provisions of Article 8;

(f)	“Conversion Date” has the meaning attributed to such term in subsection 3.2(1) or subsection 3.5(1), as applicable;

(g)	“Conversion Price” means a price of $0.10 per Common Share;

(h)	“counsel” means a barrister or solicitor or firm of barristers and solicitors retained by the Corporation;

(i)	“Debenture” means this 10% convertible unsecured debenture due on November _____, 2010;

(j)
“Director” means a director of the Corporation for the time being and “Directors” means the board of directors of the Corporation or, whenever duly empowered, the executive committee (if any) of the board of directors of the Corporation for the time being, and reference to action by the Directors means action by the directors as a board or action by the executive committee of the board as a committee;

(k)	“Event of Default” has the meaning attributed to such term in Section 6.1;

(l)	“Forced Conversion Right” has the meaning attributed to such term in subsection 3.1(1);

(m)	“Holder” means the person for the time being entered in the register hereinafter mentioned as holder of this Debenture;

(n)	“Holder Conversion Right” has the meaning attributed to such term in subsection 3.3(1).

(o)	“Maturity Date” means November _____, 2010;

(p)
“person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

(q)	“Successor Corporation” has the meaning attributed to such term in Section 8.1;

(r)
“this Debenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Debenture and not to any particular Article, section, subsection, paragraph, subdivision or other portion hereof;

(s)	“Taxes” has the meaning attributed to such term in Section 2.2;

(t)
“Trading Day” means any day where settlement of trades of the Common Shares can be affected on the TSX Venture Exchange (“TSX-V”) or such other exchange or over-the-counter-market as may have been selected by the directors of the Corporation from time to time (if the Common Shares are not then listed on the TSX-V);

(u)	“Trigger Day” means the 30th consecutive Trading Day where the closing price per share of the Common Shares has been greater than $0.30; and

(v)	“Unanticipated Event” has the meaning attributed to such term in subsection 3.6(2).
1.2 Gender and Number
Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.
1.3 Meaning of “outstanding” for Certain Purposes
This Debenture shall be deemed to be outstanding until it shall be cancelled or delivered to the Corporation for cancellation, or a new Debenture shall be issued in substitution therefore under Section 2.5, provided that where a new Debenture has been issued in substitution for a Debenture which has been lost, stolen or destroyed, only one of such Debenture shall be counted for the purpose of determining the aggregate principal amount of Debenture outstanding.
1.4 Interpretation Not Affected By Headings, etc.
The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.5 Statute References
Any reference in this Debenture to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.
1.6 Monetary References
Any reference in this Debenture to “Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of Canada.
1.7 Day Not a Business Day
In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.
1.8 Invalidity of Provisions
Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.
1.9 Governing Law
This Debenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia.
ARTICLE 2
THE DEBENTURE
2.1 Terms of Debenture
(1)	This Debenture shall be designated an “10% Convertible Unsecured Debenture”, shall be dated as of November _____, 2008, and shall mature on the Maturity Date.

(2)
The principal of this Debenture due on the Maturity Date or otherwise will be made payable in lawful money of Canada against surrender of the Debenture by the Holder hereof at the principal office of the Corporation.

(3)
This Debenture shall bear interest at a rate of ten percent (10%) per annum on that portion of the principal amount outstanding from time to time from November _____, 2008 up to and including the Maturity Date payable quarterly in arrears, with the first such interest payment due and payable on November _____, 2009.

(4)	Any interest which is not paid when due shall bear interest at the rate that has been used to calculate such unpaid interest. Interest on arrears is compound monthly and is payable on demand.

(5)
The covenant of the Corporation to pay interest at the rate provided herein shall not merge in any judgment in respect of any obligation of the Corporation hereunder and such judgment shall bear interest in the manner set out in this Section 2.1 and be payable on the same days when interest (whether hereunder or otherwise) is payable hereunder.

(6)
The interest payable on each interest payment date shall be deemed to have accrued from day to day ending with the day preceding the interest payment date. Any provision herein for the payment of interest accrued to a specified date shall accordingly mean interest accrued to the end of the preceding day. Interest for any period of less than six months shall be computed on the basis of a year of three hundred sixty-five (365) days.

(7)
For the purposes of the Interest Act (Canada): (i) any amount of interest or fees calculated herein on the basis of a period comprising less than the actual number of days in the calendar year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by the number of days in the period concerned; and (ii) all interest will be calculated using the nominal rate method and not the effective rate method.

(8)
In the event that any provision of this Debenture would oblige the Corporation to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Holder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the holder of interest at a criminal rate.

2.2 Payment of Debenture
All payments to be made to the Holder by the Corporation under this Debenture shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) imposed by Canada (or any political subdivision or taxing authority thereof or therein), unless such Taxes are required by applicable law to be deducted or withheld. If the Corporation shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Debenture, (i) the amount payable shall be decreased (and for greater certainty, in the case of interest, the amount of interest shall be decreased) by the amount of such deduction or withholding; (ii) the Corporation shall make such deductions or withholdings; and (iii) the Corporation shall pay the full amount deducted or withheld forthwith to the relevant governmental entity in accordance with applicable law.
2.3 Ownership of Debenture
(1)
The Holder of this Debenture shall be deemed to be the owner thereof for all purposes and payment of or on account of the principal of this Debenture shall be made only to or upon the order in writing of the Holder thereof and such payment shall be a complete discharge to the Corporation for the amounts so paid.

(2)
The Holder for the time being of this Debenture shall be entitled to the principal evidenced by this Debenture, free from all equities or rights of set-off or counterclaim between the Corporation and the Holder thereof and all persons may act accordingly.

2.4 Transfer of Debenture
This Debenture is non-negotiable and the Holder covenants and agrees that it cannot, and shall not, transfer, sell, assign or pledge this Debenture, without the prior written consent of the Corporation, acting reasonably, provided that the Holder may transfer this Debenture to an affiliated company (as such term is defined in the Securities Act) in respect of which it is non arm’s length, provided that such affiliated company satisfies the representations and warranties set forth in Section 5.1 at the time of such transfer (and thereafter, to the extent required in Section 5.1) as if it were the Holder. The Holder acknowledges and agrees that any transfer, sale, assignment or pledging of this Debenture by it shall comply with the provisions of the Securities Act or such other regulatory authority having jurisdiction.
2.5 Replacement of Debenture
If this Debenture shall become mutilated or be lost, stolen or destroyed, the Corporation in its discretion may issue and deliver a new Debenture upon surrender and cancellation of the mutilated Debenture, or, in the case of a lost, stolen or destroyed Debenture, in lieu of and in substitution for the same, and the substituted Debenture shall be in a form approved by the Corporation. In case of loss, theft or destruction the Holder shall furnish to the Corporation such evidence of such loss, theft or destruction as shall be satisfactory to it in its discretion and shall also furnish an indemnity in amount and form satisfactory to it in its discretion. The Holder shall pay all expenses incidental to the issuance of any such new Debenture.
ARTICLE 3
CONVERSION
3.1 Forced Conversion
(1)
At any time before the Maturity Date, provided that there is no Event of Default which is continuing at such time, should a Trigger Day occur, the Holder shall be obliged, at the option of the Corporation and upon notification from the Corporation pursuant to Section 3.2, to convert all but not less than all of the principal amount of the Debenture into Common Shares of the Corporation at the Conversion Price (the “Forced Conversion Right”).

(2)	Any interest accrued but unpaid since the last quarterly interest payment pursuant to Section 2.1 shall be paid by the Corporation up to the date of conversion.
3.2 Exercise of Forced Conversion
(1)
Should the threshold for forced conversion pursuant to Section 3.1 be met, prior to any forced conversion, the Corporation shall deliver to the Holder notice in writing exercising the Corporation’s right to force conversion pursuant to Section 3.1 and advising of the amount of such forced conversion. Upon receipt of such notice, the Holder shall surrender this Debenture to the Corporation at its principal office. The surrender of this Debenture (or, if the Holder does not so surrender the Debenture in accordance with the foregoing, the deemed surrender of the Debenture which shall be deemed to occur within 10 days of the Conversion Date), accompanied by such written notice from the Corporation, shall be deemed to constitute a contract between the Holder and the Corporation whereby (i) the Holder subscribes for the number of Common Shares which it shall be entitled to receive on such conversion, (ii) the Holder releases the Corporation from liability under this Debenture equal to the amount of the forced conversion, and (iii) the Corporation agrees that the surrender or deemed surrender of the Debenture for conversion constitutes full payment of the subscription price for the Common Shares issuable upon such conversion. For purposes of this Section 3.5, the date of receipt by the Holder of the required notice from the Corporation is herein referred to as the “Conversion Date”.

(2)
As promptly as practicable after the Conversion Date, the Corporation shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name of the Holder for the number of Common Shares deliverable upon the conversion of the Debenture. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date and at such time the rights of the Holder as holder shall cease and the person in whose name any certificate or certificates for Common Shares shall be deliverable upon such conversion shall be deemed to have become on such date the holder of record of the Common Shares represented thereby; provided, however, that no such surrender on any date when the share transfer registers for Common Shares of the Corporation shall be closed shall be effective to constitute the person entitled to receive such Common Shares upon such conversion as the holder of record of such Common Shares on such date, but such surrender shall be effective to constitute the person entitled to receive such Common Shares as the holder of record thereof for all purposes at the close of business on the next succeeding day on which such share transfer registers are open. Common Shares issued upon conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the Conversion Date.

3.3 Right to Convert
(1)
This Debenture shall be convertible into Common Shares of the Corporation at any time and from time to time, at the option of the Holder, subject to and in compliance with the provisions of this Article, at the Conversion Price (the “Holder Conversion Right”). Any such conversion shall be subject to a minimum of $1,000 of the principal amount, or the entire principal amount should the remaining principal amount after previous conversions of this Debenture be less than $1,000.

(2)	Any interest accrued but unpaid since the last quarterly interest payment pursuant to Section 2.1 shall be paid by the Corporation up to the date of conversion.
3.4 Conversion Price
Subject to adjustment as hereinafter provided, the price per Common Share at which the principal amount shall be convertible into Common Shares (the “Conversion Price”) is $0.10 per Common Share.
3.5 Exercise of Conversion Privilege
(1)
In order to exercise the conversion privilege in Section 3.3, the Holder shall surrender this Debenture to the Corporation at its principal office in Arizona, accompanied by written notice (which shall be irrevocable) in the form of Schedule “A” hereto signed by the Holder stating that the Holder elects to convert the applicable principal amount of this Debenture. The surrender of this Debenture, accompanied by such written notice, shall be deemed to constitute a contract between the Holder and the Corporation whereby (i) the Holder subscribes for the number of Common Shares which it shall be entitled to receive on such conversion, (ii) the Holder releases the Corporation from all liability under this Debenture equal to the elected conversion amount, (ii) the Corporation agrees to amend this Debenture by adjustment of the principal amount and then return the amended Debenture to the Holder, and (iv) the Corporation agrees that the surrender of the Debenture for conversion constitutes full payment of the subscription price for the Common Shares issuable upon such conversion. For purposes of this Section 3.5, the date of receipt by the Corporation of this Debenture and the required notice is herein referred to as the “Conversion Date”.

(2)
As promptly as practicable after the Conversion Date, the Corporation shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name of the Holder for the number of Common Shares deliverable upon the conversion of the Debenture. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date and at such time the rights of the Holder as holder shall cease and the person in whose name any certificate or certificates for Common Shares shall be deliverable upon such conversion shall be deemed to have become on such date the holder of record of the Common Shares represented thereby; provided, however, that no such surrender on any date when the share transfer registers for Common Shares of the Corporation shall be closed shall be effective to constitute the person entitled to receive such Common Shares upon such conversion as the holder of record of such Common Shares on such date, but such surrender shall be effective to constitute the person entitled to receive such Common Shares as the holder of record thereof for all purposes at the close of business on the next succeeding day on which such share transfer registers are open. Common Shares issued upon conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the Conversion Date.

3.6 Adjustment of Conversion Rights
(1)
If and whenever at any time after the date hereof, and prior to the Maturity Date, there is a reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares or into other securities or other capital reorganization or a consolidation, amalgamation or merger of the Corporation with or into any other company or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), if the Corporation exercises the Forced Conversion Right pursuant to Section 3.1 or if the Holder exercises the Holder Conversion Right pursuant to Section 3.3, as the case may be, after the effective date of such Capital Reorganization the Holder will be entitled to receive, and will accept for the same aggregate consideration in lieu of the number of Common Shares to which the Holder was previously entitled upon such conversion, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which such Holder was previously entitled upon conversion. The Corporation will take all steps necessary to ensure that, on a Capital Reorganization, the Holder will receive the aggregate number of shares, other securities or other property to which they are entitled as a result of the Capital Reorganization. Appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 3 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Article 3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the conversion of this Debenture.

(2)
On the occurrence of any event which is not specifically addressed in subsection 3.6(1) (the “Unanticipated Event”), the Parties will, in good faith, make such further adjustments and changes and take all necessary actions so as to ensure that the Holder receives, upon the conversion of this Debenture occurring at any time after the date of occurrence of the Unanticipated Event, such shares, securities, rights or property that he would have received if, immediately prior to such date, he had been the registered holder of the number of Common Shares to which he would be entitled upon the conversion of this Debenture.

3.7 Rules Regarding Calculation of Adjustment of Conversion Rights
For the purposes of Section 3.6:
(1)	The adjustments provided for in Section 3.6 are cumulative and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this section.

(2)
If at any time a dispute arises with respect to adjustments provided for in Section 3.6, such dispute will be conclusively determined by the Corporation’s auditors or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the Directors and any such determination will be binding upon the Corporation, the Holder and shareholders of the Corporation; such auditors or accountants will be given access to all necessary records of the Corporation. If any such determination is made, the Corporation will deliver a Certificate of the Corporation to the Holder describing such determination.

3.8 No Requirement to Issue Fractional Shares
The Corporation shall not be required to issue fractional Common Shares upon the conversion of this Debenture. If any fractional interest in a Common Share would, except for the provisions of this section, be deliverable upon the conversion of the principal of this Debenture, the Corporation shall, in lieu of delivering any certificate of such fractional interest, round up to next largest whole number.
3.9 Legended Share Certificates
Notwithstanding anything herein contained, Common Shares issuable upon conversion of this Debenture will only be issued in compliance with the securities laws of any applicable jurisdiction, and the certificates representing the Common Shares thereby issued may bear such legend as may, in the opinion of counsel to the Corporation, acting reasonably, be necessary in order to avoid a violation of any securities laws of any province in Canada or to comply with the requirements of any exchange or over-the-counter market on which the Common Shares are listed, provided that if, at any time, in the opinion of counsel to the Corporation, such legends are no longer necessary in order to avoid a violation of any such laws, or the holder of any such legended certificate, at the holder’s expense, provides the Corporation with evidence satisfactory in form and substance to the Corporation (which may include an opinion of counsel satisfactory to the Corporation) to the effect that such holder is entitled to sell or otherwise transfer such Common Shares in a transaction in which such legends are not required, such legended certificate may thereafter be surrendered to the Corporation in exchange for a certificate which does not bear such legend.
3.10 Notice of Special Matters
The Corporation covenants that, so long as this Debenture remains outstanding, it will give notice to the Holder of its intention to fix a record date for any event referred to in subsection 3.6(1), which may give rise to an adjustment in the Forced Conversion Right or the Holder Conversion Right, as the case may be, and such notice shall specify the particulars of such event and the effective date for such event provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable effective date.

ARTICLE 4
COVENANTS OF THE CORPORATION
4.1 General Covenants
The Corporation covenants with the Holder as follows:
(a)
the Corporation will duly and punctually pay or cause to be paid to the Holder the principal of this Debenture and interest payable thereon on the dates, at the places, in the money, and in the manner mentioned herein;

(b)	except as otherwise expressly provided, the Corporation will maintain its corporate existence; and

(c)	the Corporation will duly and punctually perform and carry out all of the acts or things to be done by it, and perform all covenants required to be performed by it as provided in this Debenture.
4.2 Specific Covenants
The Corporation further covenants with the Holder that:
(a)	it will reserve and keep available a sufficient number of unissued Common Shares to satisfy its obligations upon conversion of this Debenture from time to time;

(b)	all Common Shares which shall be issued upon exercise of the right to acquire such shares upon conversion of this Debenture provided for herein shall be fully paid and non-assessable;

(c)
this Debenture shall rank parri passu with the other 10% convertible unsecured debentures dated the date hereof aggregating, together with this Debenture, the principal amount of approximately $2,000,000; for greater certainty, the Corporation shall be entitled to deal with each such holder of debentures and the Holder separately and apart; and

(d)
that this Debenture and the other 10% convertible unsecured debentures dated the date hereof shall be and are hereby postponed to and shall rank subsequent and subordinate to any and all present and future preferred shares series A of the Corporation.

4.3 Restrictive Covenants
The Corporation shall not:
(a)	declare or pay any dividend (other than a dividend payable in shares of the Corporation) on any share of the Corporation; or

(b)	redeem or purchase or make any capital distribution with respect to any share of the Corporation;

at any time when the Corporation is in arrears in payment of any principal or interest of this Debenture.

ARTICLE 5
COVENANTS OF THE HOLDER
5.1 Representations and Warranties of the Holder
The Holder hereby represents and warrants to the Corporation, and acknowledges that the Corporation is relying thereon in connection with transactions contemplated herein, that: (a) the Holder is acquiring the Debentures as principal for its own account and not for the benefit of any other person; (b) the issuance of this Debenture and the Debenture Shares to the Holder does not and will not contravene any securities legislation to which the Holder is subject and does not and will not trigger any obligation on the part of the Corporation to prepare and file a prospectus or similar document or any registration obligation on the part of the Corporation; and (c) the Holder is satisfying one of the criteria for an exemption to file a prospectus or similar document or any registration obligation under National Instrument 45-106 of the Canadian Securities Administration or the U.S. Securities Laws.
ARTICLE 6
DEFAULT AND ENFORCEMENT
6.1 Events of Default
Each of the following events is hereinafter referred to as an “Event of Default”:
(a)	if any payment on account of principal or interest owing on this Debenture is not paid when the same becomes due under any provision hereof;

(b)
if the Corporation makes default in observing or performing any other material covenant or condition of this Debenture on its part to be observed or performed and if such default continues for a period of 5 days after notice in writing has been given to the Corporation by the Holder specifying such default and requiring the Corporation to rectify the same, unless the Holder (having regard to the subject matter of the default) shall have agreed to a longer period and, in such event for the longer period agreed to by the Holder;

(c)	if the Corporation shall make default in the observance of the covenants in Section 4.3;

(d)
if an order shall be made or an effective resolution passed for the winding-up, liquidation or dissolution of the Corporation, except in the course of carrying out or pursuant to a transaction which is permitted by Section 8.1;

(e)
if the Corporation shall make a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), or consents to the institution of bankruptcy of insolvency proceedings against it under any other bankruptcy, insolvency or analogous laws or takes any corporate action to institute such proceeding or shall be declared bankrupt, or if a custodian or a sequestrator or a receiver and manager or any other person with similar powers shall be appointed of the Corporation or of the property of the Corporation or any part thereof which, in the opinion of the Holder, acting reasonably, is a substantial part thereof unless such action, proceedings or appointment is discontinued within 45 days from the commencement thereof; or

(f)
if an encumbrancer shall take possession of the property of the Corporation or any part thereof which, in the opinion of the Holder, acting reasonably, is a substantial part thereof and possession of which would have a material adverse affect on the Corporation, or if a distress or execution or any similar process shall be levied or enforced there against and remain unsatisfied for such period as would permit such property or such part thereof to be sold thereunder unless such action is discontinued within 45 days from the commencement thereof.

6.2 Acceleration on Default
If any Event of Default has occurred and is continuing, the Holder may in its discretion, subject to Section 6.3, by notice in writing to the Corporation, declare the principal of this Debenture and interest thereon and any other moneys payable hereunder to be due and payable and the same shall forthwith become immediately due and payable to the Holder and the Corporation shall pay forthwith to the Holder the principal of this Debenture and interest thereon. Such payment when made shall be deemed to have been made in discharge of the Corporation’s obligations hereunder. For greater certainty and without limiting the generality of the foregoing, the Corporation shall not be able to exercise the Forced Conversion Right following the occurrence of an Event of Default, such that upon a declaration by the Holder made pursuant to this Section 6.2 that all moneys payable hereunder are immediately due and payable, such payment may only be made by way of cash as opposed to any shares in the capital of the Corporation.
6.3 Waiver of Default
If an Event of Default shall have occurred the Holder may waive any Event of Default hereunder, provided that no delay or omission of the Holder to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of the Holder shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.
6.4 Enforcement by the Holder
If an Event of Default shall have occurred, but subject to Section 6.3:
(a)
the Holder may in its discretion proceed to enforce its rights by any action, suit, remedy or proceeding authorized or permitted by this Debenture or by law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Holder filed in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to the Corporation; and

(b)
no such remedy for the enforcement of the rights of the Holder shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

6.5 Application of Moneys
Except as herein otherwise provided, any moneys arising from any enforcement hereof shall be held by the Holder and applied by it together with any moneys then or thereafter in the hands of the Holder available for the purpose, as follows:
(a)	first, in or towards payment of the principal of all of this Debenture together with all interest thereon;

(b)	second, to compensate the Holder for all reasonable costs and expenses, including reasonable professional fees, incurred in the enforcement of this Debenture; and

(c)	third, the surplus (if any) of such moneys shall be paid to the Corporation or as it may direct.

6.6 Remedies Cumulative
No remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing by law or by statute.
6.7 Immunity of Shareholders, Directors and Others
The Holder waives and releases any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, shareholder, director, officer, employee or agent of the Corporation or of any Successor Corporation for the payment of the principal of this Debenture or on any covenant, agreement, representation or warranty by the Corporation contained herein.
ARTICLE 7
SATISFACTION AND DISCHARGE
7.1 Cancellation and Destruction
Upon maturity this Debenture shall forthwith after payment thereof be delivered to the Corporation and cancelled.
7.2 Non-Presentation of Debenture
If the Holder of this Debenture shall fail to present the same for payment on the date on which the principal thereof or represented thereby becomes payable, either at maturity or upon an Event of Default or the Holder shall not accept payment on account thereof and give such receipt therefor (if any) as the Corporation may require, the Corporation shall be entitled to set aside the principal moneys and interest thereon in trust to be paid to the Holder upon due presentation and surrender thereof in accordance with the provisions of this Debenture; and thereupon the principal moneys represented by this Debenture and interest thereon in respect whereof such moneys have been set aside shall be deemed to have been paid and thereafter this Debenture shall not be considered as outstanding and the Holder thereof shall thereafter have no right in respect thereof except that of receiving payment of the moneys so set aside by the Corporation (without interest thereon) upon due presentation and surrender thereof.
7.3 Discharge
Upon the principal due on this Debenture and interest thereon (including interest on amounts in default) having been paid or satisfied, the Holder shall, at the request and at the expense of the Corporation, execute and deliver to the Corporation such deeds or other instruments as shall be necessary to evidence the satisfaction and discharge of this Debenture and to release the Corporation from its covenants contained herein.

ARTICLE 8
SUCCESSOR COMPANIES
8.1 Certain Requirements in Respect of Merger, etc.
The Corporation shall not enter into any transaction, whether by way of amalgamation, merger, reconstruction, reorganization, consolidation, transfer, sale, lease or otherwise whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of any such amalgamation, of the continuing Corporation resulting therefrom (the “Successor Corporation”), unless:
(a)
the Successor Corporation shall execute, prior to or contemporaneously with the completion of such transaction, such instruments (if any) as in the opinion of counsel are necessary or advisable to evidence the assumption by the Successor Corporation of the liability for the due and punctual payment of this Debenture and the interest thereon and all other moneys payable hereunder and the covenant of such Successor Corporation to pay the same and its agreement to observe and perform all the covenants and obligations of the Corporation under this Debenture; and

(b)
no condition or event shall exist in respect of the Corporation or the Successor Corporation, either at the time of such transaction or immediately thereafter after giving full effect thereto, which constitutes or would, after the giving of notice or the lapse of time or both, constitute an Event of Default hereunder.

8.2 Vesting of Powers in Successor
Whenever the conditions of Section 8.1 have been duly observed and performed:
(a)
the Successor Corporation shall possess and from time to time may exercise each and every right and power of the Corporation under this Debenture in the name of the Corporation or otherwise, and any act or proceeding by any provision of this Debenture required to be done or performed by any Directors or officers of the Corporation may be done and performed with like force and effect by the like directors or officers of such Successor Corporation; and

(b)
the Corporation shall be released and discharged from liability under this Debenture and the Holder will execute any documents which the Corporation may be advised by its counsel, acting reasonably, are necessary or advisable for effecting or evidencing such release and discharge.

ARTICLE 9
NOTICES
9.1 Notice to the Corporation
Any notice to the Corporation under the provisions of this Debenture shall be valid and effective if telecopied to, if delivered personally to, or, subject to Section 9.3, if given by registered mail, postage prepaid, addressed to, the Corporation at 13208 East Shea Blvd., Suite 200 The Mayo Clinic, MCCRB Building, Scottsdale Arizona, or by Facsimile to No. (480) 657-8919, Attention: Chairman and Chief Executive Officer, and shall be deemed to have been given on the next Business Day following the date of transmission, on the date of delivery or on the fifth Business Day after such notice has been mailed, as the case may be. The Corporation may from time to time notify the Holder of a change in address which thereafter, until changed by further notice, shall be the address of the Corporation for all purposes of this Debenture.
9.2 Notice to Holder
Any notice to the Holder under the provisions of this Debenture shall be valid and effective if telecopied to, if delivered personally to, or, subject to Section 9.3, sent by first class mail, postage prepaid, addressed to the Holder at _____ or by Facsimile to No._____, and shall be deemed to have been given on the next Business Day following the date of transmission, on the date of delivery or on the fifth Business Day after such notice has been mailed as the case may be. Any accidental error, omission or failure in giving or in delivering or mailing any such notice or the non-receipt of any such notice by the Holder shall not invalidate or otherwise prejudicially affect any action or proceeding founded thereon. The Holder may from time to time notify the Corporation of a change in address which thereafter, until changed by further notice, shall be the address of the Holder for all purposes of this Debenture.
9.3 Mail Service Interruption
If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation or the Holder would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally in accordance with Sections 9.1 or 9.2, as the case may be.
SCHEDULE “A”
Form of Notice of Conversion
INNEXUS BIOTECHNOLOGY INC.
The undersigned holder of this Debenture hereby irrevocably elects to convert $  _____  of the said Debenture into Common Shares in the capital of InNexus Biotechnology Inc. in accordance with the terms of the Debenture, and directs that a certificate for the Common Shares deliverable and issuable upon conversion be issued and delivered to the undersigned.

DATED the _______ day of _______________, 20__.

Per:
Signature

Name and Title of Signatory